SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 12/31/2004
FILE NUMBER 811-1540
SERIES NO.: 23

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $      71
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $       8
              Class C Shares                 $       3

73A.          Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares                 $000.0283
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.0046
              Class C Shares                 $000.0046

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                     2,717
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                     1,894
              Class C Shares                       769

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                   $ 13.28
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                   $ 13.02
              Class C Shares                   $ 13.03